As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-176367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact name of company as specified in its charter)

Pennsylvania	23-2201716
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26 North Cedar Street Lititz, Pennsylvania	17543
(Address of principal executive offices)	(Zip Code)

Tower Bancorp, Inc. 1995 Non-Qualified Stock Option Plan

Tower Bancorp, Inc. Stock Option Plan for Outside Directors

American Home Bank, National Association 2001 Stock Option Incentive Plan

First Chester County Corporation Amended and Restated 1995 Stock Option Plan

(Full titles of the plans)

William J. Reuter

Chairman and Chief Executive Officer

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(name and address of agent for service)

(717) 626-4721

(telephone number, including area code, of agent for service)

Copies of all communications to:

Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000	Lisa M. Cavage Senior Vice President, Secretary and Counsel Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 626-4721

This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 amends the Registration Statement on Form S-4 (No. 333-176367) of Susquehanna Bancshares, Inc. (“Susquehanna”) declared effective on August 17, 2011 relating to 566,085 shares of Susquehanna’s common stock (the “Plan Shares”) that Susquehanna may issue under the plans referred to above. The plans and all outstanding options granted under the plans were assumed by Susquehanna upon the effective time of its acquisition of Tower Bancorp, Inc. at 11:58 p.m. on February 17, 2012. The registration fees in respect of the Plan Shares were paid at the time of the original filing of the Registration Statement on Form S-4, which registered 34,000,000 shares, including the Plan Shares. In addition, pursuant to Rule 416(a), the Registration Statement also relates to an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the plans.

EXPLANATORY NOTE

Susquehanna Bancshares, Inc. (“Susquehanna”) hereby amends its Registration Statement on Form S-4 (No. 333-176367) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the sale of up to 566,085 shares of common stock that Susquehanna may issue upon the exercise of options to purchase common stock granted pursuant to the Tower Bancorp, Inc. 1995 Non-Qualified Stock Option Plan, Tower Bancorp, Inc. Stock Option Plan for Outside Directors, American Home Bank, National Association 2001 Stock Option Incentive Plan and First Chester County Corporation Amended and Restated 1995 Stock Option Plan (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment also covers an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the Plans.

Effective as of 11:58 p.m. on February 17, 2012, pursuant to an Agreement and Plan of Merger, dated as of June 20, 2011, as amended September 28, 2011 (the “Merger Agreement”), between Susquehanna and Tower Bancorp, Inc. (“Tower”), Tower merged with and into Susquehanna (the “Merger”). As a result of the Merger, each share of Tower common stock issued and outstanding immediately prior to the Merger was converted into the right to receive either 3.4696 shares of Susquehanna’s common stock, or a cash payment of $28.00, in accordance with the election and the proration procedures set forth in the Merger Agreement. In addition, pursuant to the Merger Agreement, Susquehanna assumed the Plans, and each unexercised stock option outstanding as of the effective time of the Merger and granted pursuant to the Plans was immediately converted into a stock option to purchase shares of Susquehanna common stock, based on an exchange ratio of 3.4696 shares of Susquehanna common stock for each share of Tower common stock, as set forth in the Merger Agreement.

This Post-Effective Amendment relates only to the shares of Susquehanna common stock issuable upon the exercise of stock options under the Plans and is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Susquehanna are incorporated by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Commission on February 29, 2012;

3.	Current Reports on Form 8-K filed with the Commission January 11, 2012, January 25, 2012, February 21, 2012 and March 12, 2012; and

4.	The description of Susquehanna’s common stock set forth in the Current Report on Form 8-K filed on February 19, 2008, including any other amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by Susquehanna pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or other documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article XIV of the Company’s Amended and Restated By-laws provides indemnification of directors, officer and other agents of the Company and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.

Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, the Company has also entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

Article XIV of the Company’s Amended and Restated By-laws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by the Company’s directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in the Amended and Restated By-laws, which mirrors Sections 1741 and 1742 of the BCL.

As authorized by Section 1747 of the BCL and Article XIV of the Amended and Restated By-laws, the Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.

With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act of 1933, as amended, pursuant to such provisions, the Company is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Morgan, Lewis & Bockius LLP. Incorporated by reference to Exhibit 5.1 of Amendment No. 1 to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed on October 3, 2011.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP. Incorporated by reference to Exhibit 5.1 of Amendment No. 1 to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed on October 3, 2011.

24.1	Powers of Attorney. Included on the signature page to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed by Tower Bancorp, Inc. on August 17, 2011.

99.1	Tower Bancorp, Inc. Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 99.1 to Tower’s Registration Statement on Form S-8 filed by Tower Bancorp, Inc. on November 20, 1997 (File No. 333-40661)).

99.2	Tower Bancorp, Inc.’s Stock Option Plan for Outside Directors (Incorporated by reference to Exhibit 99.2 to Tower’s Registration Statement on Form S-8 filed November 20, 1997 (File No. 333-40661)).

99.3	American Home Bank, National Association 2001 Stock Option Incentive Plan (Incorporated by reference to Exhibit 10.37 to First Chester County Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 000-12870)).

99.4	First Chester County Corporation Amended and Restated 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.36 to Tower’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-34277).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if a post-effective amendment to the Registration Statement is filed on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth Pennsylvania on March 30, 2012.

SUSQUEHANNA BANCSHARES, INC.

By:	/S/ WILLIAM J. REUTER
Name:	William J. Reuter
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM J. REUTER	Chairman of the Board, Chief	March 30, 2012
William J. Reuter	Executive Officer and Director
(Principal Executive Officer)

/S/ DREW. K. HOSTETTER	Executive Vice President, Treasurer	March 30, 2012
Drew K. Hostetter	and Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Director	March 30, 2012
Anthony J. Agnone, Sr.

*	Director	March 30, 2012
Wayne E. Alter, Jr.

*	Director	March 30, 2012
Peter DeSoto

*	Director	March 30, 2012
Eddie L. Dunklebarger

*	Director	March 30, 2012
Henry R. Gibbel

*	Director	March 30, 2012
Bruce A. Hepburn

*	Director	March 30, 2012
Donald L. Hoffman

*	Director	March 30, 2012
Sara G. Kirkland

Director
Jeffrey F. Lehman

*	Director	March 30, 2012
Guy W. Miller, Jr.

*	Director	March 30, 2012
Michael A. Morello

*	Director	March 30, 2012
Scott J. Newkam

Director
Robert E. Poole, Jr.

Director
Andrew Samuel

*	Director	March 30, 2012
Christine Sears

*	Director	March 30, 2012
James A. Ulsh

*	Director	March 30, 2012
Robert V. Wiest, Sr.

Director
Robert W. White

*By:	/S/ WILLIAM J. REUTER
William J. Reuter
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Morgan, Lewis & Bockius LLP. Incorporated by reference to Exhibit 5.1 of Amendment No. 1 to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed on October 3, 2011.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP. Incorporated by reference to Exhibit 5.1 of Amendment No. 1 to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed on October 3, 2011.

24.1	Powers of Attorney. Included on the signature page to Susquehanna’s Registration Statement on Form S-4 (Registration No. 333-176367) filed by Tower Bancorp, Inc. on August 17, 2011.

99.1	Tower Bancorp, Inc. Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 99.1 to Tower’s Registration Statement on Form S-8 filed by Tower Bancorp, Inc. on November 20, 1997 (File No. 333-40661)).

99.2	Tower Bancorp, Inc.’s Stock Option Plan for Outside Directors (Incorporated by reference to Exhibit 99.2 to Tower’s Registration Statement on Form S-8 filed November 20, 1997 (File No. 333-40661)).

99.3	American Home Bank, National Association 2001 Stock Option Incentive Plan (Incorporated by reference to Exhibit 10.37 to First Chester County Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 000-12870)).

99.4	First Chester County Corporation Amended and Restated 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.36 to Tower’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-34277).